EXHIBIT 99.1

Blue Star Foods Prices $1.8 Million Underwritten Public Offering of Common Stock

February 10, 2023 09:46 ET | Source: Blue Star Foods Corp.

MIAMI, FL, Feb. 10, 2023 (GLOBE NEWSWIRE) — Blue Star Foods Corp., (NASDAQ:BSFC) (the “Company” ), an integrated Environmental, Social, and Governance (ESG) sustainable seafood company with a focus on Recirculatory Aquaculture Systems (RAS), today announced the pricing of an underwritten public offering with gross proceeds to the Company expected to be $1.8 million, before deducting underwriting discounts and other estimated expenses payable by the Company. The offering consists of 9,000,000 shares of common stock and pre-funded warrants to purchase common stock (the “Offering”) at a price of $0.20 per share (or $0.1990 per pre-funded warrant after reducing $0.001 attributable to the exercise price of the pre-funded warrants). In addition, the Company has granted Aegis Capital Corp., the underwriter in the offering, a 45-day option to purchase up to an additional 1,250,000 shares of common stock and/or pre-funded warrants at the public offering price, less underwriting discounts and commissions, which would increase the total gross proceeds of the offering to approximately $2.0 million, if the over-allotment option is exercised in full. The Company intends to use the net proceeds from this Offering for general corporate purposes, including working capital, operating expenses, and capital expenditures. The Company may also use a portion of the net proceeds to acquire or make investments in businesses, products, and offerings, although they do not have agreements or commitments for any material acquisitions or investments at this time. The closing of the Offering is expected to occur on February 14, 2023, subject to customary closing conditions.

Aegis Capital Corp. is acting as the sole book-running manager for the offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (No. 333-268564) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on December 6, 2022. The offering will be made only by means of a prospectus supplement and accompanying prospectus that form a part of the shelf registration statement. A prospectus supplement describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, by contacting Aegis Capital Corp., Attention: Syndicate Department, 1345 Avenue of the Americas, 27th floor, New York, NY 10105, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010. Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Blue Star Foods Corp. (NASDAQ: BSFC)

Blue Star Foods Corp. is an integrated Environmental, Social, and Governance (ESG) sustainable seafood company with a focus on Recirculatory Aquaculture Systems (RAS) that processes, packages and sells high-value seafood products. The Company believes it utilizes best-in-class technology, in both resource sustainability management and traceability, and ecological packaging. The Company also owns and operates the oldest continuously operating Recirculating Aquaculture System (RAS) full grow-out salmon farm in North America. The company is based in Miami, Florida, and its corporate website is: https://bluestarfoods.com

Forward-Looking Statements:

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

investors@bluestarfoods.com